UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 11, 2014

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On December 11, 2014, Voya Financial, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Mr. Rodney O. Martin, Jr., its Chief Executive Officer and Chairman of the Board of Directors, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (the “Prior Agreement”), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin is entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Groep N.V. The term of the Agreement is December 11, 2014 to December 31, 2018 and can be extended by an additional year to December 31, 2019 by mutual agreement prior to July 1, 2018. The execution of the Agreement extended the provisions relating to the transaction incentive awards in the Prior Agreement through December 31, 2016.

Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual incentive payment program, or “ICP”. Mr. Martin’s target bonus opportunity under the ICP will be equal to 200% of base salary, with any actual award (higher or lower) to be determined by the Compensation and Benefits Committee (the “Committee”) based on the Company’s actual performance, subject to the terms and conditions of the ICP.

During his employment, Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to $5.5 million, with any actual award (higher or lower) to be determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive plan. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

The Agreement contains various provisions governing termination under various scenarios:

Termination by the Company for Cause

If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the ICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).

Cause means a) willful failure to perform substantially under the Agreement, after written demand has been given by the Board of Directors that specifically identifies how Mr. Martin has not substantially performed his responsibilities, b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company, or c) material breach of non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by Mr. Martin not for Good Reason

If Mr. Martin terminates his employment not for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.

Good Reason includes a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, b) failure to nominate Mr. Martin to serve on the Company’s Board of Directors and maintain Mr. Martin in the positions contemplated by the Agreement, or any material reduction or other materially adverse action related to his authority, responsibilities or duties, c) relocation of his principal office more than 50 miles from the New York City metropolitan area or, d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly-traded company.

In addition, if Mr. Martin terminates his employment not for Good Reason on or prior to December 31, 2016, during the two-year period immediately following the termination, each outstanding unvested restricted stock unit or performance share unit and any other equity awards (collectively, the “Equity Awards”) granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards. Following such two-year period, any remaining unvested Equity Awards will expire. If Mr. Martin terminates his employment not for Good Reason on or after January 1, 2017, following the termination, each outstanding unvested Equity Award granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards, provided, that the portion of each such award that will vest and be settled on such scheduled date will be equal to the product determined by multiplying (i) the shares that otherwise would have been vested on the original scheduled vesting date by (ii) a fraction the numerator of which is the sum of (x) the number of full and partial months which have elapsed from the grant date of the award to the termination date and (y) 24 months, and the denominator of which is the total number of months during the original vesting period under the award. Any unvested Equity Awards as of the date of termination that would not vest pursuant to the foregoing provisions will expire. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin not for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by the Company without Cause or by Mr. Martin for Good Reason

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay 1) his Accrued Compensation and the Other Benefits, 2) a pro rata ICP award determined as described in the second paragraph of this Current Report, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, 3) a lump-sum severance payment equal to his salary plus his ICP award opportunity, multiplied by two, 4) reimbursement for up to 18 months of group healthcare premiums and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses 1) through 4) described in the immediate prior paragraph, and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Internal Revenue Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.

The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post-employment obligations contemplated in the Agreement).

The Agreement does not affect the terms of Equity Awards granted to Mr. Martin prior to December 11, 2014, which shall continue to be subject to their existing terms.

In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by the Internal Revenue Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.

A copy of the Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 5.02(e).

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement of Rodney O. Martin, Jr. dated December 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc.
(Registrant)

By:	/s/ Jean Weng
Name:	Jean Weng
Title:	Senior Vice President and Assistant Secretary

Dated: December 16, 2014